SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material Under Rule

The Princeton Review, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 28, 2009

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of The Princeton Review, Inc., which will be held on June 23, 2009, at 10:00 a.m. at the offices of Goodwin Procter LLP, located at 53 State Street, 28th Floor, Boston, Massachusetts 02109.

At the Annual Meeting, you will be asked to elect two Class II members of our Board of Directors to serve until the annual meeting of stockholders in 2012. The Board of Directors recommends that you vote FOR this proposal. Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Stockholders and the attached Proxy Statement.

Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card promptly in the accompanying reply envelope. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Michael J. Perik
President and Chief Executive Officer

Framingham, Massachusetts

THE PRINCETON REVIEW, INC.

111 Speen Street, Suite 550

Framingham, Massachusetts 01701

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on June 23, 2009

Notice Is Hereby Given that the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of The Princeton Review, Inc. will be held on Tuesday, June 23, 2009, at 10:00 a.m. at the offices of Goodwin Procter LLP, located at 53 State Street, 28th Floor, Boston, Massachusetts 02109, for the following purposes:

1.	To elect two Class II directors to serve on our Board of Directors until the 2012 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified; and

2.	To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned or to which the Annual Meeting may be postponed.

The Board of Directors has fixed the close of business on April 28, 2009 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only stockholders of record of our common stock, $.01 par value per share, and Series C Convertible Preferred Stock, par value $.01 per share, at the close of business on that date will be entitled to notice of the Annual Meeting. The holders of common stock are entitled to vote on all matters at the Annual Meeting and at any adjournments or postponements thereof. The holders of Series C Convertible Preferred Stock are entitled to vote on an as-converted basis, on all matters at the Annual Meeting and at any adjournments or postponements thereof other than the election of directors. You are requested to complete and sign the enclosed form of proxy, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. Stockholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on June 23, 2009.

Our proxy statement and annual report are available at www.princetonreview.com/proxymaterials (this site is hosted by a third party).

By Order of the Board of Directors

Neal S. Winneg Secretary

Framingham, Massachusetts

April 28, 2009

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

In accordance with our security procedures, all persons attending the Annual Meeting will be required to present picture identification.

THE PRINCETON REVIEW, INC.

111 Speen Street, Suite 550

Framingham, Massachusetts 01701

PROXY STATEMENT

FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

to be held on June 23, 2009

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Princeton Review, Inc. (“The Princeton Review,” “we,” “us,” or “our”) for use at our 2009 Annual Meeting of Stockholders to be held on June 23, 2009, and at any adjournments or postponements thereof (the “Annual Meeting”). At the Annual Meeting, stockholders will be asked (1) to vote upon the election of two Class II directors to our Board of Directors, and (2) to act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are expected to be first sent to stockholders on or about May 15, 2009. The Board of Directors has fixed the close of business on April 28, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”). Only stockholders of record of The Princeton Review’s common stock, par value $.01 per share (the “Common Stock”), and Series C Convertible Preferred Stock, par value $.01 per share (the “Preferred Stock”), at the close of business on the Record Date will be entitled to notice of the Annual Meeting. The holders of Common Stock are entitled to vote on all matters at the Annual Meeting and at any adjournments or postponements thereof. The holders of Preferred Stock are entitled to vote on an as-converted basis on all matters at the Annual Meeting and at any adjournments or postponements thereof other than the election of directors. As of March 31, 2009, there were 33,718,800 shares of Common Stock outstanding and entitled to vote on all matters at the Annual Meeting and 60,000 shares of Preferred Stock outstanding and entitled to vote on an as-converted basis on all matters other than the election of directors. As of the Record Date the Preferred Stock was convertible into an aggregate of 11,086,147 shares of Common Stock. Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held by them on the Record Date. Holders of Preferred Stock outstanding as of the close of business on the Record Date will be entitled to vote on an as-converted basis each share held by them on the Record Date.

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of the holders of a plurality of the shares of Common Stock cast on the matter at the Annual Meeting (assuming a quorum is present) is required for the election of Class II directors. The affirmative vote of the holders of a majority of the shares of Common Stock and Preferred Stock on an as-converted basis, voting together as a single class, cast on the matter at the Annual Meeting (assuming a quorum is present) is required for the approval of any other matters properly presented at the Annual Meeting. For the purpose of determining whether the stockholders have approved matters other than the election of directors under Delaware law, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. Broker “non-votes,” or proxies from brokers or nominees indicating that such person has not received instructions from the beneficial owner or other person entitled to vote such shares on a particular matter with respect to which the broker or nominee does not have discretionary voting power, are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that matter, but they are counted as present for the purpose of determining the existence of a quorum at the annual meeting.

Our stockholders are requested to complete, sign, date and promptly return the accompanying Proxy Card in the enclosed postage-prepaid envelope. The persons named as attorneys-in-fact in the proxy, Michael J. Perik, Stephen C. Richards and Neal S. Winneg, were selected by the Board of Directors. All properly executed proxies returned in time to be counted at the meeting will be voted by such persons at the Annual Meeting. Shares represented by a properly executed proxy received prior to the vote at the Annual Meeting and not revoked will be voted at the Annual Meeting as directed on the proxy. If a properly executed proxy is submitted and no instructions are given, the proxy will be voted FOR the election of the two nominees for Class II directors named in this Proxy Statement. It is not anticipated that any matters other than those set forth in this Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

A stockholder of record may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of The Princeton Review at our address set forth above, by filing a duly executed proxy bearing a later date, or by appearing in person and voting by ballot at the Annual Meeting. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy.

To be admitted to the Annual Meeting, you will need to present a valid picture identification, such as a driver’s license or passport, if your shares are held in your name. If your shares are held in “street name” by your broker (or other nominee), you should contact your broker (or other nominee) to obtain a proxy in your name and present it, together with a valid picture identification, at the Annual Meeting in order to vote.

The Princeton Review’s 2008 Annual Report, including financial statements for the fiscal year ended December 31, 2008, accompanies the proxy solicitation materials. The Annual Report, however, is not part of the proxy solicitation materials.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on June 23, 2009

Our proxy statement and annual report are available at www.princetonreview.com/proxymaterials (this site is hosted by a third party).

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven members. Five of the members of the Board of Directors are elected by the holders of our Common Stock and are divided into three classes, Class I, Class II and Class III, with the directors in each class serving for a term of three years and until their successors are duly elected and qualified. The term of one class expires at each annual meeting of stockholders. Two of the members of our Board of Directors are elected by the holders of our Series C Convertible Preferred Stock, voting separately as a class, and serve until their successors are duly elected and qualified.

At the Annual Meeting, two Class II directors will be elected to serve until the annual meeting of stockholders in 2012 or until their successors are duly elected and qualified. Upon the recommendation of the Nominating Committee, the Board of Directors has nominated Richard Katzman and David Lowenstein to serve as Class II directors (the “Nominees”). Each of the Nominees is currently serving as a Class II director of The Princeton Review. The Board of Directors anticipates that each of the Nominees will serve, if elected, as a director. However, if any person nominated by the Board of Directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

The Board of Directors recommends a vote FOR the Nominees.

INFORMATION REGARDING NOMINEES AND DIRECTORS

The following biographical descriptions set forth certain information with respect to the two Nominees for election as Class II directors at the Annual Meeting, the continuing directors whose terms expire at the annual meetings of stockholders in 2010 and 2011 and the continuing directors who are elected by the holders of our Series C Convertible Preferred Stock, based upon information furnished to us by each director.

Class II Nominees for Election at 2009 Annual Meeting—Term to Expire in 2012

Richard Katzman, 52, has served as a director of our company since 1985. Since 1997, Mr. Katzman has been the Chairman of the Board and Chief Executive Officer of Kaz, Inc., a manufacturer of consumer appliances. From 1987 to 1997, Mr. Katzman served as President of Kaz, Inc. Mr. Katzman is the brother of John S. Katzman, the founder of our company and former Chairman and Chief Executive Officer. Mr. Katzman received a B.A. from Brown University.

David Lowenstein, 47, has served as a director of our company since May 2007 and as Chairman of the Board of Directors since September 2008. Mr. Lowenstein has served as the President of Federated Network Technologies, Inc., a start-up security software company, since August 2006. In December 1995, Mr. Lowenstein co-founded SOURCECORP, Incorporated (formerly known as F.Y.I. Incorporated), a business process outsourcing and consulting firm, and served as its Director, Executive Vice President Corporate Development, Chief Financial Officer and Treasurer from February 1995 to December 1997, its Director, Executive Vice President Corporate Development from December 1997 to December 1999 and its Director, Mergers and Acquisition Consultant from January 2000 to July 2006. Mr. Lowenstein received his Honors B.A. from Sir Wilfred University and a M.S. in Public Policy and Business Administration from Carnegie Mellon University.

Class I Continuing Directors—Term to Expire in 2011

Robert E. Evanson, 72, has served as a director of our company since June 2005. Since retirement in 2003, Mr. Evanson has been an advisor to Apax Partners, Inc., a $31 billion private equity company, The Parthenon Group, a strategic consulting firm based in Boston, Massachusetts and others. From 1992 until 2003, Mr. Evanson worked at The McGraw-Hill Companies, Inc., a global information services provider and publisher, in various positions leading up to President of McGraw-Hill Education, the educational publishing unit of McGraw-Hill. Before that, Mr. Evanson held various posts at Harcourt Brace Jovanovich, Inc. and was a partner at Arthur Andersen & Co. Mr. Evanson received a B.B.A. from St. John’s University and an M.B.A. from New York Institute of Technology.

Michael J. Perik, 51, has served as Chief Executive Officer, President and as a director of our company since July 2007. From June 2006 until April 2007, Mr. Perik served as the Chairman of Houghton Mifflin Company’s Assessment Division, following its acquisition of Achievement Technologies, Inc., at which Mr. Perik served as Chief Executive Officer from 2002 until 2006 and as a director since 2000. Houghton Mifflin Company is an educational publisher and Achievement Technologies developed educational assessment software. Prior to forming Achievement Technologies, Inc., Mr. Perik was the Chairman and Chief Executive Officer of The Learning Company, Inc., a consumer software developer and publisher. Mr. Perik received a B.A. from the University of Toronto and a Master in Public Administration from the John F. Kennedy School of Government at Harvard University.

Class III Continuing Directors—Term to Expire in 2010

Linda Whitlock, 61, has served as a director of our company since April 2009. Ms. Whitlock was the Nicholas President and Chief Executive Officer of Boys & Girls Clubs of Boston, a non-profit organization that provides affordable, high-impact programs to at-risk youth, from January 1999 to June 2008. Before that, Ms. Whitlock has held administrative positions at, and been a member of the faculties of, Buckingham Browne & Nichols School and Concord Academy in Massachusetts. She has also taught at MIT, Tufts and the University of Michigan. Ms. Whitlock received an A.B. in psychology from Mount Holyoke College and an A.M. in Psychology from the University of Michigan.

Series C Continuing Directors

Jeffrey R. Crisan, 35, has served as a director of our company since July 2007. Mr. Crisan has served as a Managing Director at Bain Capital Venture Partners, LLC since 2009 and as a Director at Bain Capital Venture Partners since 2000. Prior to joining Bain Capital Venture Partners, LLC, Mr. Crisan worked at the Private Equity Group of Bain Capital Partners, LLC, focusing primarily on technology and healthcare investments, including software, semiconductors, telecommunications, business services and healthcare services. Prior to Bain Capital, Mr. Crisan was a consultant with Bain & Company. Mr. Crisan currently serves as a director of Nanosphere, Inc. Mr. Crisan received a B.A. in Mathematics and Government from Dartmouth College and an M.B.A. from Harvard Business School. Mr. Crisan was elected to our Board of Directors in accordance with the terms of the Certificate of Designation of Series C Convertible Preferred Stock, which provides for the election of two directors by the holders of our Series C Convertible Preferred Stock.

Michael A. Krupka, 44, has served as a director of our company since July 2007. Mr. Krupka has served as Managing Director of Bain Capital Venture Partners, LLC since its founding in 2000. Prior to Bain Capital Venture Partners, LLC, Mr. Krupka was a Managing Director and Principal with the Private Equity Group of Bain Capital Partners, LLC from 1994 to 2000, during which time he focused on technology and technology-driven companies, including software, hardware, database and telecommunication services. Earlier at Bain Capital Partners, LLC, from 1991 to 1994, Mr. Krupka was a Principal of Information Partners, a fund focused on early-stage information technology investing. Prior to Bain Capital Partners, LLC, Mr. Krupka was a consultant with Bain & Company. Mr. Krupka serve as a director of Vonage Holdings Corp. Mr. Krupka received a B.A. from Dartmouth College. Mr. Krupka was elected to our Board of Directors in accordance with the terms of the Certificate of Designation of Series C Convertible Preferred Stock, which provides for the election of two directors by the holders of our Series C Convertible Preferred Stock.

Executive Officers

The following biographical descriptions set forth certain information with respect to our executive officers. See the “Information Concerning Nominees and Directors—Class I Continuing Directors—Term to Expire in 2011” section of this proxy for information concerning our President and Chief Executive Officer, Michael J. Perik.

Anthony J. Bordon, 50, President, Supplemental Educational Services Division, joined us in September 2007. From May 2005 to August 2007, Mr. Bordon served as a consultant to, and then as President of, Knowledge Adventure, Inc., an educational publisher. From September 2001 to August 2002, Mr. Bordon was President of the Consumer Group of Riverdeep, Inc., an educational publisher, and was its Chief Operating Officer from August 2002 until March 2004. Mr. Bordon received a B.S. from St. Thomas Acquinas College and is a graduate of Harvard Business School’s Executive Management Program.

Susan T. Rao, 46, Executive Vice President, Finance and Treasurer, joined us in September 2007 as Executive Vice President, Finance. In January 2008, we appointed Ms. Rao chief financial officer of our Test Preparation Services Division, which title Ms. Rao held until December 2008 when she was appointed Executive Vice President, Finance and Treasurer of our company. Before joining The Princeton Review, Ms. Rao was Vice President, Finance and Controller of Houghton Mifflin Company, an educational publisher, from March 2004 to May 2007. From 2002 to 2004, Ms. Rao was Vice President and Controller of Imagitas, Inc., a marketing services company. Ms. Rao received a B.S. in accounting from Babson College.

Stephen C. Richards, 53, Chief Operating Officer and Chief Financial Officer, joined us in November 2007. Mr. Richards had been working as a consultant to our company from August 2007 to November 2007. Before that, Mr. Richards had served as Executive Vice President, Chief Operating Officer and Chief Financial Officer of Houghton Mifflin Company and HM Publishing Corp., educational publishers, from April 2004 to June 2007. From 1998 to 2002, Mr. Richards was Senior Vice President and Chief Financial Officer of Harcourt Education, a division of Harcourt General and an educational publisher, and in 2003 he also served as Global Chief Financial Officer of Harcourt Education. Mr. Richards received a B.A. from Boston University.

Neal S. Winneg, 49, Executive Vice President, Secretary and General Counsel, joined us in August 2007. Mr. Winneg served as Senior Vice President, Secretary, and General Counsel of Upromise, Inc., an education finance company, from its formation in February 2000 through February 2007. Before that, Mr. Winneg served as Senior Vice President, Secretary, and General Counsel of The Learning Company, Inc., a consumer software developer and publisher. Mr. Winneg began his career with the law firm of Skadden, Arps, Slate, Meagher & Flom. Mr. Winneg received a B.A. from Yale University and a J.D. from Boston University School of Law.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities (collectively, “Section 16 reporting persons”), to file with the Securities and Exchange Commission (“SEC”) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of The Princeton Review. Section 16 reporting persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and on written representations that no other reports were required, during the fiscal year ended December 31, 2008, the Section 16 reporting persons complied with all Section 16(a) filing requirements applicable to them.

THE BOARD OF DIRECTORS, ITS COMMITTEES AND CORPORATE GOVERNANCE

Board of Directors

Our Board of Directors consists of seven directors, as described in “Proposal 1: Election of Directors.” Our Board of Directors believes that there should be a majority of independent directors on the Board of Directors. Our Board of Directors also believes that it is useful and appropriate to have members of management as directors. The current board members include five independent directors and one member of our senior management.

The Nominating Committee of the Board of Directors has determined that each of Jeffrey R. Crisan, Robert E. Evanson, Michael A. Krupka, David Lowenstein, and Linda Whitlock qualify as “independent” in accordance with the director independence standards of The NASDAQ Stock Market, Inc. The NASDAQ independence definitions include a series of objective tests, including that the director is not an employee of the company and has not been engaged in various types of business relationships with the company. In addition, as also required by the NASDAQ rules, the Board of Directors has made a subjective determination with respect to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment by such director in carrying out the responsibilities of a director.

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee. During 2008, the Audit Committee met 8 times, the Compensation Committee met 6 times and the Nominating Committee met one time.

Audit Committee

The Audit Committee assists the Board of Directors in its oversight of our financial accounting and reporting processes. Our Board of Directors has adopted an Audit Committee Charter which contains the Audit Committee’s mandate, membership requirements and duties and obligations. A copy of the Audit Committee Charter is posted on our Investor Relations website at http://ir.princetonreview.com. In accordance with the Audit Committee Charter, the Audit Committee has the sole authority for the appointment, replacement, compensation, and oversight of the work of our independent auditor, reviews the scope and results of audits with our independent auditor, reviews with management and our auditors our annual and interim operating results, considers the effectiveness of our internal control over financial reporting and our disclosure controls and procedures, considers our auditors’ independence, and reviews and approves in advance all engagements of any accounting firm (including the fees and terms thereof). The Audit Committee is also responsible for establishing procedures for the receipt, retention and treatment of complaints regarding our accounting, internal control over financial reporting, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee consists of Robert E. Evanson (Chair), David Lowenstein and Linda Whitlock. In April 2009, Clyde E. Williams, Jr., a member of the Board of Directors and the Audit Committee, resigned from the Board of Directors and the Audit Committee. Each member of the Audit Committee is “independent” under the standards established by the SEC and NASDAQ for members of audit committees. Mr. Evanson and Mr. Lowenstein have both been determined by our Board of Directors to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules. The designation as audit committee financial expert is a disclosure requirement of the SEC related to Mr. Evanson’s and Mr. Lowenstein’s experience and understanding of certain accounting and auditing matters.

Compensation Committee

The Compensation Committee has the sole authority and responsibility for reviewing and determining, or recommending to the Board of Directors for determination, the cash and equity compensation and other matters relating to the compensation of our Chief Executive Officer, all other executive officers and members of our Board of Directors. The Compensation Committee is also responsible for the administration of The Princeton Review, Inc. 2000 Stock Incentive Plan, as amended (the “Stock Incentive Plan”), including reviewing management recommendations with respect to grants of awards and taking other actions as may be required in connection with our compensation and incentive plans. Our Board of Directors has adopted a Compensation Committee Charter which contains the Compensation Committee’s mandate, membership requirements and duties and obligations. A copy of the Compensation Committee Charter is posted on our Investor Relations website at http://ir.princetonreview.com. In accordance with the Compensation Committee Charter, in addition to its responsibilities relating to compensation of executive officers and members of our Board of Directors, the Compensation Committee also oversees our overall compensation structure, policies and programs, including with respect to incentive- and equity-based plans, and reviews our processes and procedures for the consideration and determination of compensation of executive officers and members of our Board of Directors. In addition, the Compensation Committee has the authority to retain and terminate a consultant or other outside advisor on compensation matters and reviews and discusses with our Board of Directors corporate succession plans for the chief executive officer and other key officers. See the “Compensation Discussion and Analysis” section of this Proxy Statement for additional information regarding our processes and procedures for the consideration and determination of compensation of our named executive officers.

The Compensation Committee consists of David Lowenstein (Chair) Jeffrey R. Crisan and Robert E. Evanson. In April 2009, Clyde E. Williams, Jr. a member of the Board of Directors and the Compensation Committee, resigned from the Board of Directors and the Compensation Committee. Each member of the Compensation Committee is “independent” under the standards established by NASDAQ, an “outside director” within the meaning of Section 162 of the Internal Revenue Code and a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

Nominating Committee

The Nominating Committee has the authority and responsibility to identify, research and recommend to the Board of Directors qualified candidates to serve as directors on our Board of Directors other than directors elected pursuant to the terms of any of our outstanding preferred stock. Our Board of Directors has adopted a Nominating and Governance Charter which contains the Nominating Committee’s mandate, membership requirements and duties and obligations, as well as certain corporate governance principles and procedures described below under “Corporate Governance Guidelines.” A copy of the Nominating and Governance Charter is posted on our Investor Relations website at http://ir.princetonreview.com. In addition to considering candidates suggested by stockholders, the Nominating Committee solicits recommendations from our directors, members of management and others familiar with and experienced in the education services industry. The Nominating Committee establishes criteria for the selection of nominees and reviews the appropriate skills and characteristics required of board members. In evaluating candidates, the Nominating Committee considers issues of independence, diversity and expertise in numerous areas, including experience in the education services industry, finance, marketing, international experience and culture. The Nominating Committee selects individuals of the highest personal and professional integrity who have demonstrated exceptional ability and judgment in their field and who would work effectively with the other directors and nominees to the Board of Directors. The Nominating Committee also monitors and reviews the committee structure of the Board of Directors, and each year it recommends to the Board of Directors for its approval directors to serve as members of each committee. The Nominating Committee conducts an annual review of the adequacy of the Nominating and Governance Charter (described below) and recommends proposed changes.

The Nominating Committee consists of Jeffrey R. Crisan, Robert E. Evanson and David Lowenstein. In April 2009, Richard Sarnoff and Clyde E. Williams, Jr. both members of the Board of Directors and the Nominating Committee, resigned from the Board of Directors and the Nominating Committee. Each member of the Nominating Committee is “independent” under the standards established by NASDAQ.

Attendance at Board, Committee and Annual Stockholders’ Meetings

The Board of Directors met 10 times during 2008. Each of our directors is expected to attend each meeting of the Board of Directors and the committees on which he serves. In 2008, each of our directors attended at least 75% of the meetings of the Board of Directors and of the committees on which he served, except that Richard Sarnoff did not attend the one meeting of the Nominating Committee held in 2008. Mr. Sarnoff resigned from the Board of Directors and the Nominating Committee in April 2009. We do not currently have a policy requiring attendance of our directors at our annual meetings of stockholders. Four of our directors attended the 2008 annual meeting of stockholders.

Communications from Stockholders to Board Members

Our Board of Directors offers stockholders the opportunity to communicate directly with our directors. Stockholders who wish to communicate with the Board of Directors may do so by sending written communications addressed to the Board of Directors, The Princeton Review, Inc., 111 Speen Street, Suite 550, Framingham, MA 01701 or by email to Board@review.com. The name of any intended recipient should be noted in the communication. Communications sent or emailed to the Board of Directors are automatically forwarded to Neal Winneg, our corporate Secretary and Robert E. Evanson, one of our independent directors and the Chairman of the Audit Committee. Upon receipt of a communication, Mr. Winneg forwards the correspondence to the intended recipients; however, the Board of Directors has also instructed Mr. Winneg to review such correspondence and, in his discretion, not to forward items that are deemed commercial, frivolous or otherwise inappropriate for consideration by the Board of Directors. In such cases, correspondence may be forwarded elsewhere for review and possible response. In certain cases Mr. Winneg will consult with Mr. Evanson as to the appropriate handling or disposition of correspondence.

Corporate Governance Guidelines

Our Board of Directors has adopted a Nominating and Governance Charter that sets forth, among other things, (i) corporate governance principles intended to promote efficient, effective and transparent governance, and (ii) procedures for the identification and selection of individuals qualified to become directors. Our Board of Directors also adopted a Code of Business Conduct, which applies to all of our directors, executive officers and employees. The Code of Business Conduct sets forth our commitment to conduct our business in accordance with the highest standards of business ethics and to promote the highest standards of honesty and ethical conduct by our directors, executive officers and employees.

Among other matters, our Nominating and Governance Charter and Code of Business Conduct set forth the following governing principles:

•	A majority of the directors on the Board of Directors should be “independent” as defined in the rules adopted by the SEC and NASDAQ.

•	In order to facilitate critical discussion, the independent directors are required to meet regularly apart from other board members and management representatives.

•

Compensation of our non-employee directors should be a combination of cash and equity-based compensation. Employee directors are not paid for their board service in addition to their regular employee compensation. Non-employee directors may not receive consulting, advisory or other compensatory fees from us in addition to their compensation as directors. Directors that serve as a member of the Board pursuant to any agreement or contract between the company and any third party, or as the result of any right provided by the terms of any class of the company’s securities, are not compensated by us for such services.

•	The Audit Committee and Compensation Committee shall consist entirely of independent directors.

•

Directors, executive officers and all employees must act at all times in accordance with the requirements of our Code of Business Conduct. This obligation includes adherence to our policies with respect to conflicts of interest; full, accurate and timely disclosure; compliance with securities laws; confidentiality of our information; protection and proper use of our assets; ethical conduct in business dealings, and respect for and compliance with applicable law. Any change to or waiver of the requirements of the Code of Business Conduct with respect to any director, principal financial officer, principal accounting officer or persons performing similar functions may be granted only by the Board of Directors. Any such change or waiver will be promptly disclosed as required by law or NASDAQ regulations.

Our Nominating and Corporate Governance Charter and our Code of Business Conduct are posted on our Investor Relations web site at http://ir.princetonreview.com.

Stockholder Nominations

Stockholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board of Directors may do so by submitting a written recommendation to: The Princeton Review, Inc., 111 Speen Street, Suite 550, Framingham, Massachusetts 01701, Attn: Neal S. Winneg, Secretary. Submissions must include sufficient biographical information concerning the recommended individual, including age; five-year employment history with job titles, responsibilities, employer names and a description of the employer’s business; whether such individual can read and understand basic financial statements; and board membership (if any). Each submission must be accompanied by contact information for two business references and a signed, written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the stockholders. Submissions by shareholders must be received by the Secretary of the company not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders.

Our by-laws prescribe an alternative procedure with regard to the nomination by stockholders of candidates for election as directors (the “Nomination Procedure”). The by-laws provide that a stockholder seeking to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or after that anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Our by-laws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from making nominations for directors at an annual meeting of stockholders. Any such nomination should be mailed to: The Princeton Review, Inc., 111 Speen Street, Suite 550, Framingham, Massachusetts 01701, Attn: Neal S. Winneg, Secretary.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2008, David Lowenstein, Jeffrey R. Crisan, Robert E. Evanson and Clyde E. Williams, Jr. served as the members of our Compensation Committee. None of the members of our Compensation Committee is, or has been, an officer or employee of ours or any of our subsidiaries.

REPORT OF THE AUDIT COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

The Audit Committee has, among other activities, (i) reviewed and discussed with management the company’s audited annual financial statements for the fiscal year ended December 31, 2008 and interim quarterly results, (ii) discussed with PricewaterhouseCoopers LLP, the company’s independent registered public accounting firm for its 2008 fiscal year, the matters required to be discussed by American Institute of Certified Public Accountants Auditing Standards Board on Auditing Standards No. 61 “Communications with Audit Committees,” (iii) considered the independence of PricewaterhouseCoopers LLP, by having discussions with representatives of PricewaterhouseCoopers LLP, and received a letter from them including disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and (iv) discussed with PricewaterhouseCoopers LLP, with and without management present, the results of their audit of the financial statements, their audit of the internal control over financial reporting and the overall quality of the company’s financial reporting. On the basis of the above, the Audit Committee has recommended to the Board of Directors that the company’s audited financial statements for the fiscal year ended December 31, 2008 be included in the Annual Report on Form 10-K for the year ended December 31, 2008.

Submitted by the Audit Committee of the Board of Directors

Robert E. Evanson, Chairman

David Lowenstein

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed such analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the company’s Annual Report on Form 10-K and the company’s 2009 proxy statement.

Submitted by the Compensation Committee of the Board of Directors

David Lowenstein, Chairman

Jeffrey R. Crisan

Robert E. Evanson

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of our Board of Directors, which is comprised solely of independent directors as defined by NASDAQ, outside directors as defined by Section 162(m) of the Internal Revenue Code and non-employee directors as defined by Rule 16b-3 under the Exchange Act, has been delegated the authority and responsibility to review and determine, or in their discretion, recommend to our Board of Directors for determination, the compensation packages of our executive officers. Our named executive officers for fiscal 2008 are those seven individuals listed in the “Summary Compensation Table” below. Other information concerning the structure, roles and responsibilities of our Compensation Committee is set forth in “The Board of Directors, Its Committees and Corporate Governance—Compensation Committee” section of this proxy statement.

A discussion of the policies and decisions that shape our executive compensation program, including the specific objectives and elements, is set forth below.

EXECUTIVE COMPENSATION OBJECTIVES AND PHILOSOPHY

The objective of our executive compensation program is to attract, retain and motivate talented executives who are critical for the continued growth and success of the company and to align the interests of these executives with those of our stockholders. To this end, our compensation programs for executive officers are designed to achieve the following objectives:

•	attract and retain talented and experienced executives;

•	motivate, reward and retain executives whose knowledge, skills and performance are critical to our success;

•	ensure fairness among the executive management team by recognizing the contributions each executive makes to our success;

•	focus executive behavior on achievement of our corporate objectives and strategy,

•	build a culture of “pay for performance”; and

•	align the interests of management and stockholders by providing management with longer-term incentives through equity ownership.

In order to achieve these objectives, in addition to annual base salaries, our executive compensation program utilizes a combination of annual incentives through cash bonuses and long-term incentives through equity-based compensation.

The 2008 fiscal year was the first full fiscal year in which our new executive management team, hired in 2007, managed our company. We have employment agreements with each of the new members of the executive management team, the material terms of which were negotiated upon the hiring of each of those executives, and the 2008 salaries and annual incentives of our named executive officers were determined in accordance with those agreements as discussed in more detail below. In 2008, our Compensation Committee retained Mercer (US) Inc., a compensation consulting firm, to review the compensation of our executive management team and several other senior executives and to advise us with respect to a number of compensation matters, including an assessment of the compensation of our senior executives. In discussions with Mercer, we concluded that, for a number of reasons, including our company’s size, scope of business, variety of businesses and stage of growth, it was impractical to determine a peer group of companies for purposes of comparing executive compensation. Accordingly, Mercer principally assessed the compensation of our senior executive team against several published market surveys. These surveys were used to develop a market composite for each specific executive management position. Mercer also assessed whether our compensation programs support our philosophy to align pay and performance. In setting compensation for our named executive officers for 2009, our Compensation Committee considered the terms of each applicable employment agreement, recommendations provided by Mercer, the executive’s position, scope of responsibilities, tenure, prior and current period performance, attainment of individual and overall company performance objectives and retention concerns.

Generally, our Compensation Committee reviews and, as appropriate, approves compensation arrangements for executive officers in the first quarter of each year subject to the terms of existing employment agreements with our named executive officers, as discussed below, and timing of the hiring of new executives. Other than with respect to the compensation of our Chief Executive Officer, our Compensation Committee also takes into consideration the recommendations for executive compensation made by our Chief Executive Officer, which recommendations are generally presented at the time of our Compensation Committee’s review of executive compensation arrangements.

EMPLOYMENT AGREEMENTS

We believe that the use of employment agreements helps the company attract and retain qualified executives, and benefits both the company and the executive by providing protection of our intellectual property rights, restricting the executive from competing with the company, and providing increased stability through certain severance benefits. Accordingly, as part of our compensation philosophy, we have entered into employment agreements with each of our currently serving named executive officers.

Each of the agreements provides for an annual base salary and performance bonus. With the exception of Mr. Katzman’s employment agreement, which had an initial term of two years, our employment agreements with our named executive officers do not have specified terms. Mr. Katzman’s employment agreement initially expired February 14, 2004, but had been automatically renewed for successive two-year terms until his resignation as Executive Director in September 2008.

In March 2008, our Board of Directors approved a six month paid sabbatical to John S. Katzman, who at the time was our Executive Chairman. In September 2008, Mr. Katzman resigned as Executive Chairman but continued to serve on the Board of Directors as a Director until his resignation from the Board of Directors in November 2008. In connection with Mr. Katzman’s resignation as Executive Chairman, he was paid severance of $695,565 pursuant to his employment agreement.

We also are obligated to provide certain severance payments and benefits if we terminate a named executive officer in certain circumstances, upon a change in control or upon non-renewal of the employment agreement.

Please see the “Executive Compensation—Potential Payments Upon Termination and Change in Control” section of this Proxy Statement for a full description of our obligations upon termination of employment and change in control.

Certain Material Terms of Employment Agreements with Named Executive Officers

Executive	Date of Agreement	Annual Initial Base Salary ($)	Target Performance Bonus as Percentage of Annual Base Salary	Number of Options Granted Upon Hire (1)	Severance Payments (2)
John S. Katzman (3)	4/11/2002	400,000	Up to 100%	—	18 months salary (4)
Michael J. Perik	8/11/2008	1	— (5)	1,700,000	$500,000 (6)
Stephen C. Richards (7)	8/11/2008	300,000	50%	750,000	100% of annual base salary plus bonus
Anthony J. Bordon (8)	8/11/2008	250,000	50%	225,000	100% of annual base salary plus bonus
Neal S. Winneg	8/11/2008	300,000	50%	150,000	150% of annual base salary plus bonus
Susan T. Rao	3/25/2009	300,000	50%	150,000	100% of annual base salary plus bonus
John T. Marshall (9)	8/11/2008	315,000	50%	400,000	100% of annual base salary plus bonus

(1)	All options were granted at the closing price of our Common Stock on the NASDAQ Global Market on date of grant.
(2)	Please see the “Executive Compensation—Potential Payments Upon Termination and Change in Control” section of this proxy statement for a full description of these severance obligations. Except for Mr. Katzman, severance to be paid on termination also includes reimbursement for a portion of COBRA payments to maintain medical insurance for the duration of the specified period.
(3)	Mr. Katzman resigned as Executive Chairman effective September 5, 2008 and received a severance payment of $695,565 pursuant to his employment agreement.
(4)	Severance to be paid on termination also includes full reimbursement for COBRA payments to maintain medical insurance for the duration of the specified period.
(5)	Pursuant to Mr. Perik’s employment agreement, Mr. Perik is entitled to a performance bonus targeted at $875,000 per year (pro rated for 2007), based on his attainment of performance metrics established and revised annually by our Compensation Committee. Each such bonus is to be paid in a combination of cash and Common Stock, valued at fair market value on the date of the award.
(6)	Pursuant to Mr. Perik’s employment agreement, if Mr. Perik’s employment is terminated without cause by the company or by Mr. Perik for good reason (as defined in Mr. Perik’s employment agreement to include, among other things, a material diminution in his authority, duties or responsibilities), Mr. Perik is entitled to receive $500,000, or, if such termination occurs within 12 months after a change in control, $1,000,000, due within thirty (30) days after such termination.
(7)	Effective April 1, 2009 Mr. Richards’ annual base salary was increased to $325,000, and his target bonus was increased to 100% of his annual base salary for the 2009 fiscal year.
(8)	Effective April 1, 2009 Mr. Bordon’s annual base salary was increased to $300,000, and his target bonus was increased to 85% of his annual base salary for the 2009 fiscal year.
(9)	Mr. Marshall resigned as our President, Test Preparation Services, effective January 16, 2009 and received $472,500 of severance pay and is entitled to receive reimbursement of a portion of COBRA expenses for up to 12 months.

ELEMENTS OF COMPENSATION

Compensation for our named executive officers consists of the following components, each of which is more fully described below:

•	Base salary

•	Annual Incentives

•	Long-Term Equity-Based Incentive Awards

•	Severance and Change in Control Benefits

•	Perquisites and Other Benefits

Our Compensation Committee has the flexibility to use these primary components, along with certain other benefits, in a manner that will effectively implement its stated objectives with respect to the compensation arrangements for each of our named executive officers. The actual amount of each form of compensation and the allocation of total compensation (i.e., base salary, annual incentives, and long-term equity-based incentive awards) paid or awarded to each of our named executive officers results, in part, from arms’ length negotiations between the parties and takes into consideration each other form of compensation paid or issued to our named executive officers. For instance, although our Chief Executive Officer, Mr. Perik, was awarded a significant amount of long-term equity-based compensation in 2007, he is paid only a nominal annual base salary. Each of the primary components is discussed in more detail below.

Base Salary

In establishing base salaries for existing named executive officers, our Compensation Committee primarily considers prior and current period performance, business requirements for certain skills, individual experience, scope of responsibilities and compensation levels for similar positions at other companies. Base salaries are generally specified under our employment agreements with our named executive officers. Our Compensation Committee reviews base salaries annually and may adjust individual salaries commensurately with performance, business impact, tenure and experience, and changes in job responsibilities. In addition, our Compensation Committee engaged Mercer (US) Inc., a compensation consulting firm, in 2008 to assess our senior executives’ compensation against market. We believe that a competitive base salary is necessary to attract and retain an executive management team with the appropriate abilities and experience required to lead us. The fiscal 2008 annual base salaries for our named executive officers are set forth in the table below. With the exception of Mr. Katzman’s, each of these base salaries was unchanged from fiscal 2007 when each of these executives joined our company.

Name	2008 Base Salary
John S. Katzman	$463,710
Michael J. Perik	$1
Stephen C. Richards	$300,000
Anthony J. Bordon	$250,000
Neal S. Winneg	$300,000
Susan T. Rao	$300,000
John F. Marshall	$315,000

Our Chief Executive Officer, Mr. Perik, receives only a nominal annual base salary because he was awarded a significant amount of long-term equity-based compensation at the time he joined our company. We believe the allocation of virtually all of Mr. Perik’s compensation to annual incentives and long-term equity-based compensation well aligns his interests with those of our stockholders.

In 2008 each of Mr. Richards, our Chief Operating Officer and Chief Financial Officer, and Mr. Bordon, our President, Supplemental Educational Services, took on substantial additional responsibilities. In the case of Mr. Richards, in connection with an internal reorganization we eliminated the role of President of our Test Preparation Division. As a result, Mr. Richards has taken on a substantially larger role in the day-to-day operations of that division. In the case of Mr. Bordon, in addition to his responsibilities as the head of our Supplemental Educational Services Division, he has accepted responsibility for leading our major institutional test preparation and college readiness sales initiatives. In view of these added responsibilities, for 2009 Mr. Richards’ annual base salary was raised to $325,000 and Mr. Bordon’s to $300,000.

Annual Incentives

In addition to base salaries, our named executive officers are eligible to receive annual cash bonuses, which are considered a key component of the executive compensation program’s objective to align the interests of management and the company’s stockholders and motivate participants to achieve company growth and enhanced shareholder value. Cash bonuses payable to executives are intended to be based primarily upon achievement of specified individual and company performance objectives. Annual bonus eligibility is generally set forth in the executive’s employment agreement and the target is expressed as a percentage of base salary (as described above in the section “Employment Agreements—Certain Material Terms of Employment Agreements with Named Executive Officers”). The actual bonus can be higher or lower than the target that is set forth in the employment agreements.

The actual cash bonuses paid to each of our named executive officers for the 2008 fiscal year are described in the “Executive Compensation—Summary Compensation Table” of this proxy statement.

In March 2008, our Compensation Committee established corporate financial performance targets for purposes of awarding 2008 annual incentive compensation to our officers, including the named executive officers. These targets were based on achievement of the company’s total annual EBITDA or divisional EBITDA, in each case based on the budget approved by the Board of Directors. With the exception of Mr. Perik, whose target bonus is $875,000, the target bonuses for fiscal 2008 were based on a percentage of the annual base salary of each currently serving named executive officer as set forth in the table below. To the extent that we exceeded our EBITDA metrics in 2008, actual bonus payouts could be increased up to a cap of 150% of their respective targets. Similarly, bonus payments could be decreased up to 50% of their respective targets to the extent that we did not meet the EBITDA target provided, however, no bonus was to be earned if achievement was below a threshold of 90% of the targeted EBITDA goal. Actual performance between the threshold and the target metrics or between the target and maximum metrics was to be determined based on linear sliding scales.

Name	Target Bonus as % of 2008 Base Salary (except for Mr. Perik)
John S. Katzman	100%
Michael J. Perik	$875,000
Stephen C. Richards	50%
Anthony J. Bordon	50%
Neal S. Winneg	50%
Susan T. Rao	50%
John F. Marshall	50%

In comparing our company’s actual EBITDA in 2008, we considered the fact that our company had engaged in three significant transactions that materially affected our performance against our EBITDA targets during the fiscal year: the acquisitions of Test Services, Inc. (“TSI”) and our Southern California franchises (“SoCal”), and the discontinuation and divestiture of the K-12 business. We considered a number of methods of adjusting the original budgeted EBITDA to reconcile these transactions. We also considered management’s adjusted forecasts of EBITDA provided to the Board of Directors during the year and our ultimate performance relative to these forecasts.

In view of the significant transactions, our Compensation Committee determined that adhering strictly to the formula and EBITDA targets we set in March 2008 was impractical and inappropriate, and instead considered the general accomplishments of the management team in 2008. In view of these factors, our Compensation Committee approved the payment of bonuses at 90% of target for each of the executive officers (other than Mr. Katzman, who resigned as Executive Chairman in September 2008, and Mr. Marshall, who resigned in January 2009, neither of whom received any bonus with respect to fiscal 2008). The actual cash bonuses paid to each of our named executive officers for the 2008 fiscal year are set forth in the “Executive Compensation—Summary Compensation Table” of this proxy statement.

In view of Mr. Richards’ and Mr. Bordon’s acceptance of the substantial additional responsibilities discussed above under “Annual Cash Compensation,” Mr. Richards’ target incentive was increased to 100% of his annual base salary and Mr. Bordon’s target incentive was increased to 85% of his annual base salary for fiscal 2009. The target bonus for each other named executive officer was not changed at this time.

Under Mr. Perik’s employment agreement, Mr. Perik’s bonus, which is targeted at $875,000, is to be paid in a combination of cash and stock issued pursuant to our 2000 Stock Incentive Plan, with the cash portion being an amount estimated by the parties to be sufficient to cover the income taxes and other required withholdings payable by Mr. Perik on account of the bonus. For 2008 our Compensation Committee approved the payment of Mr. Perik’s bonus in cash.

Long-Term Equity-Based Incentive Awards

Under our Stock Incentive Plan, our Compensation Committee may grant stock options, restricted stock and deferred stock. Our Compensation Committee believes that these long-term, equity based compensation awards are an effective incentive for our named executive officers to build value for our stockholders as well as aiding us in attracting and retaining qualified individuals.

Each executive officer is initially provided with an option grant when he or she joins us based upon his or her position with us and his or her relevant prior experience. These initial grants generally vest in quarterly installments over four years from the commencement of employment. We spread the vesting of our options over a period of four years to compensate executives for their contribution over a period of time and to give our executives an incentive to remain with us.

In addition to the initial option grants, our Compensation Committee may grant additional options to retain our executives or recognize strong individual performance or the addition of significant responsibilities. We may continue to rely on performance-based and retention grants in the future to provide additional incentives for current executives and to ensure that executives are appropriately aligned to lead us for future growth. Option grants (other than initial grants that are part of an employment offer) are not generally communicated to executives in advance. Our Compensation Committee and Board of Directors may also consider in the future awarding additional or alternative forms of equity incentives, such as grants of restricted stock, stock appreciation rights, and other performance-based awards.

Our Compensation Committee determines the size of the long-term equity-based compensation award granted to each named executive officer according to each executive’s position with, and contribution to, the company and sets a level it considers appropriate to create a meaningful opportunity for stock ownership. In addition, our Compensation Committee takes into account each individual’s potential for future responsibility and promotion, the levels of equity ownership of executives in similar positions at other companies and the number of options or other equity-based awards already held by that individual at the time of the new grant. Stock option grants are generally subject to a four-year vesting period, vesting in 16 equal quarterly installments. In certain cases, the first four quarterly installments do not vest until the first anniversary of the date of the initial award.

In keeping with our objective to build a culture of “pay for performance,” in 2008 two of our named executive officers, Mr. Bordon and Mr. Marshall, were granted performance-based stock options which vest in four annual installments, subject to the achievement by the executive of specified annual financial performance goals as described below.

In September 2007 Mr. Bordon, the President of our SES division, was granted a performance option of 25,000 shares. The option would vest as to 12,500 shares in March 2008 if SES revenues for the 2007 full fiscal year were at least $16,727,000 and would vest as to the remaining 12,500 shares in August 2008 if SES revenues for the first two quarters of fiscal 2008 exceeded the SES revenues budgeted for those two quarters in our 2008 operating budget set at the beginning of the year by at least $1 million. Our SES revenues for fiscal 2007 exceeded the target and our SES revenues for the first two quarters of fiscal 2008 exceeded the target, so all of these options vested in March 2008.

In September and November 2008, Mr. Bordon was granted 25,000 and 12,500 performance options, respectively, which contained identical performance vesting provisions relating to annual EBITDA of our SES division. The vesting provision with respect to the 2008 fiscal year provided that each option would vest as to one-fourth of the shares under the option if EBITDA for our SES Division for the 2008 fiscal year equaled or exceeded $4.5 million. If these performance targets were not achieved, such shares would be forfeited. The EBITDA for our SES division for fiscal 2008 was under $4.5 million, and so these shares were forfeited.

In September and November 2008, Mr. Bordon was also granted performance options of 25,000 and 12,500 options, respectively, which contained identical performance vesting provisions relating to annual institutional test prep revenues. The vesting provision with respect to the 2008 fiscal year provided that each option would vest as to one-fourth of the shares under the option if our institutional test prep revenues equaled or exceeded $11 million. If these performance targets were not achieved, such shares would be forfeited. Our institutional test prep revenues for fiscal 2008 exceeded $11 million, and so these shares were vested.

In March 2008 Mr. Marshall, the then-President of our Test Preparation Services division, was granted 100,000 performance options containing performance vesting provisions relating to both EBITDA and gross revenue of our Test Preparation Services division. The vesting provision with respect to the 2008 fiscal year provided that the option would vest as to 25,000 shares if (a) EBITDA of that division for fiscal 2008 equaled or exceeded the budgeted EBITDA as contained in our 2008 operating budget set at the beginning of 2008 and (b) gross revenue of that division equaled or exceeded the gross revenue of that division for the 2007 fiscal year. If any of these performance targets were not achieved, such shares would be forfeited. Mr. Marshall’s performance-based stock options were forfeited upon his resignation in January 2009.

With the exception of these performance-based stock options, no stock options were granted to our named executive officers in 2008, because most of our executives had just joined our company in the second half of 2007 and had received appropriate stock option grants upon the commencement of their employment.

In March 2009 we granted 25,000 stock options to Ms. Rao, our Executive Vice President, Finance, and we granted 100,000 stock options to Mr. Winneg, our Executive Vice President, Secretary and General Counsel. Mr. Rao’s options were granted in recognition of, among other things, her assumption of substantial new responsibilities as principal accounting officer in connection with an internal reorganization that resulted in her taking over most of the day to day operations of our finance department. Mr. Winneg’s options were granted in recognition of, among other things, his important role in the successful acquisitions of our TSI and SoCal franchises as well as the divestiture of our K-12 business. In granting these options our Compensation Committee also took into consideration the roles of these two executives on our senior management team and the total options held by each of our executives.

The number of stock options granted to the named executive officers in 2008 are set forth in the “Grants of Plan-Based Awards in Fiscal 2008” and “Outstanding Equity Awards at 2008 Fiscal Year End” tables of this proxy statement. Our Compensation Committee has never granted long-term equity-based incentive awards to Mr. Katzman, since Mr. Katzman already holds a large percentage of our Common Stock.

Timing of Equity Grants

For all of our employees, including our named executive officers, grants of equity-based compensation are effective on the date that they are approved by our Compensation Committee or at a later date determined by our Compensation Committee at the time of approval. All stock option grants to employees, including named executive officers, are made with an exercise price equal to the fair market value of the underlying stock on the date of grant. Our Compensation Committee does not grant equity compensation awards in anticipation of the release of material nonpublic information. Similarly, we do not time the release of material nonpublic information based on equity award grant dates. While we do not have a standard annual date or policy for grants to our executives, our Compensation Committee generally considers such grants at a meeting early in the year after the financial results for the previous year have been determined.

Severance and Change in Control Benefits

We provide certain severance and change in control benefits to our named executive officers pursuant to their employment agreements. You can find detailed information about these benefits in the “Executive Compensation—Potential Payments Upon Termination and Change in Control” section of this Proxy Statement.

Perquisites and Other Benefits

We generally provide the same health and welfare benefits to all of our full-time employees, including our named executive officers, including health and dental coverage, disability insurance, and paid holidays and other paid time off.

We offer a 401(k) retirement savings plan for the benefit of all of our full-time employees, including our named executive officers. In 2008, we provided a company match of 100% of the initial 2.5% of eligible pay invested per employee, which the named executive officers were eligible to receive. The company match vests immediately.

We currently do not provide any deferred compensation programs that are not tax qualified or pensions to any executive officer, including the named executive officers.

In addition, in the past we have provided a limited number of perquisites to our named executive officers, and may do so again in the future. In 2008, we provided reimbursement to Mr. Katzman for car leasing payments and parking expense. The value of these perquisites provided to Mr. Katzman in 2008 was $11,074.

MATERIAL TAX IMPLICATIONS OF OUR COMPENSATION POLICY

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on The Princeton Review’s tax return of compensation over $1 million to certain of the named executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by the company’s stockholders. Our Compensation Committee’s policy with respect to section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted while simultaneously providing the company’s executives with appropriate compensation for their performance. We did not pay any compensation during 2008 that would be subject to the limitations set forth in section 162(m).

EXECUTIVE COMPENSATION

The following table sets forth summary compensation information for our named executive officers in 2008, 2007 and 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Stock Awards ($)(2)		Option Awards ($)(3)	All Other Compensation ($)		Total ($)
John S. Katzman,	2008	330,441	—		—		—	718,676	(5)	1,045,193
former Chief Executive	2007	456,563	—		—		—	15,709		472,272
Officer (4)	2006	448,388	—		—		—	15,308		463,696

Michael J. Perik,	2008	1	787,500	(6)	—		860,328	—		1,647,829
Chief Executive Officer	2007	1	—		388,356	(7)	378,731	—		767,088

Stephen C. Richards,	2008	300,000	135,000	(8)	—		938,513	—		1,373,513
Chief Operating Officer and Chief Financial Officer	2007	84,231	60,000		—		136,860	—		236,091

Anthony J. Bordon,	2008	250,000	112,500	(9)	—		263,578	481	(10)	626,559
President, Supplemental Educational Services

Neal S. Winneg,	2008	300,000	135,000	(11)	—		103,688	1,442	(10)	540,130
Executive Vice President, Secretary and General Counsel	2007	96,923	60,000		—		34,721	—		191,644

Susan T. Rao,	2008	300,000	135,000	(12)	—		147,989	—		582,989
Executive Vice President, Finance and Treasurer

John F. Marshall,	2008	315,000	—		—		334,940	—		649,940
former President, Test Preparation Services	2007	66,635	—		—		62,804	—		129,439

(1)	For a description of the bonus structure, see the “Compensation Discussion and Analysis—Elements of Compensation-Annual Incentives” section of this proxy statement.
(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008, 2007 and 2006 fiscal years for the fair value of the performance-based deferred stock awards and restricted stock grants, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures relating to service-based vesting conditions. See Note 12 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008 regarding the assumptions underlying the valuation of these equity awards. See the “Grants of Plan-Based Awards in Fiscal 2008” table for information on awards made in 2008.
(3)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008, 2007 and 2006 fiscal years for the fair value of stock options, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures relating to service-based vesting conditions. See Note 12 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008 regarding the assumptions underlying the valuation of these option grants. There were no option awards granted in fiscal 2008 other than the performance awards granted to Mr. Borden and Mr. Marshall described in “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity-Based Incentive Awards.” See the “Grants of Plan-Based Awards in Fiscal 2008” table for additional information on options granted in 2008.
(4)	Mr. Katzman resigned as our Chief Executive Officer effective July 22, 2007, and as Executive Chairman effective September 5, 2008.
(5)	All other compensation for Mr. Katzman for 2008 consists of $695,565 severance, $6,790 for an automobile lease, $4,284 for parking expense, $9,315 for company matching contributions under 401(k) plan and $3,082 of COBRA expenses.
(6)	Represents 90% of target bonus of $875,000.
(7)	Represents a bonus paid to Mr. Perik in 29,648 shares of our Common Stock based on the closing price of our Common Stock on the NASDAQ Global Market on March 28, 2008, the date of payment.
(8)	Represents 90% of target bonus of $150,000.
(9)	Represents 90% of target bonus of $125,000.
(10)	All other compensation consists of company matching contributions under our 401(k) plan.
(11)	Represents 90% of target bonus of $150,000.
(12)	Represents 90% of target bonus of $150,000.

The following table provides information regarding incentive plan awards and other equity-based awards granted to our named executive officers during 2008.

Grants of Plan-Based Awards in Fiscal 2008

Name	Grant Date	All other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
John S. Katzman	—	—	—	—	—
Michael J. Perik	—	—	—	—	—
Stephen C. Richards	—	—	—	—	—
Anthony J. Bordon	9/12/08 11/6/08	— —	50,000 25,000	8.04 5.33	141,000 50,153
Neal S. Winneg	—	—	—	—	—
Susan T. Rao	—	—	—	—	—
John F. Marshall	3/6/08	—	100,000	8.10	313,716

(1)	Represents the number of stock options granted in 2008 to the named executive officers. The vesting of these options is contingent upon exceeding annual EBITDA or revenue targets for the years ending 2008 through 2012, as described under the heading “Long-Term Equity-Based Incentive Awards”.

The following table provides information regarding outstanding option awards and stock awards held by our named executive officers at fiscal year-end.

Outstanding Equity Awards at 2008 Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
John S. Katzman	—		—		—	—	—	—
Michael J. Perik	531,250		1,168,750	(2)	4.69	7/22/17	—	—
Stephen C. Richards	234,375		515,625	(3)	6.40	8/30/17	—	—
Anthony J. Bordon	62,500 25,000 — —	(5)	137,500 — 50,000 25,000	(4) (6) (7)	7.75 7.75 8.04 5.33	9/17/17 9/17/17 9/12/18 11/6/18	— — — —	— — — —
Neal S. Winneg	46,875		103,125	(8)	6.40	8/30/17	—	—
Susan T. Rao	46,875		103,125	(9)	6.40	8/30/17	—	—
John F. Marshall	— 100,000		100,000 300,000	(10) (11)	8.10 7.76	3/6/18 10/23/17	— —	— —

(1)	The market value of the stock awards is based on the closing price of our Common Stock on the NASDAQ Global Market on December 31, 2008, which was $4.93 per share.
(2)	This option vests in 16 equal quarterly installments with the first installment vesting on October 22, 2007.
(3)	This option vests in 16 equal quarterly installments with the first installment vesting on November 30, 2007.
(4)	This option vests in 16 equal quarterly installments with the first installment vesting on December 17, 2007.
(5)	This option was a performance-based option which vested in two equal installments on March 31, 2008 and August 15, 2008, subject to the achievement of specified financial performance goals. If either of the performance goals had not been achieved the option would terminate with respect to the portion of the option to which that performance goal related.
(6)	These options vest in four equal annual installments with the first installment vesting on March 31, 2009, subject to the achievement of specified annual financial performance goals for each of the years ending 2008 through 2012. If the performance goals are not achieved for a particular fiscal year the option terminates with respect to the portion of the option which would have vested with respect to that year. A total of 6,250 shares were forfeited under these options for failure to reach certain performance targets.
(7)	These options vest in four equal annual installments with the first installment vesting on March 31, 2009, subject to the achievement of specified annual financial performance goals for each of the years ending 2008 through 2012. If the performance goals are not achieved for a particular fiscal year the option terminates with respect to the portion of the option which would have vested with respect to that year. A total of 3,125 shares were forfeited under these options for failure to reach certain performance targets.
(8)	This option vests in 16 equal quarterly installments with the first installment vesting on November 30, 2007.
(9)	This option vests in 16 equal quarterly installments with the first installment vesting on November 30, 2007.
(10)	This option vests in four equal annual installments with the first installment vesting on March 31, 2009, subject to the achievement of specified annual financial performance goals for the years ending 2008 through 2012. If the performance goals are not achieved for a particular fiscal year the option terminates with respect to the portion of the option which would have vested with respect to that year. Due to Mr. Marshall’s resignation effective January 16, 2009 this option was forfeited.
(11)	This option vests in 16 equal quarterly installments with the first installment vesting on January 23, 2008. Due to Mr. Marshall’s resignation effective January 16, 2009 this option was forfeited.

Option Exercises and Stock Vested

None of the individuals listed in the summary compensation table exercised any stock options or realized any amounts with respect to stock awards during fiscal 2008.

Pension Benefits and Nonqualified Deferred Compensation

We currently do not provide any deferred compensation programs that are not tax qualified or pensions to any executive officer, including the named executive officers.

Potential Payments Upon Termination or Change in Control

Termination Without Cause or for Good Reason

Under Mr. Perik’s employment agreement, if we terminate Mr. Perik’s employment without “cause” (as defined in Mr. Perik’s employment agreement), or Mr. Perik terminates his employment with us for good reason (as defined in Mr. Perik’s employment agreement to include, among other things, a material diminution in his authority, duties or responsibilities), Mr. Perik is entitled to receive severance payments equal to $500,000, or, if such termination occurs within 12 months after a change in control, $1,000,000. In addition, Mr. Perik will receive a pro rated portion of his annual bonus for the prior calendar year (if any) if he was employed by the Company for the entire calendar year immediately prior to the calendar year of his termination, or, if he was not employed by the Company for the entire calendar year immediately prior to the calendar year of his termination, a pro rated portion of his target bonus of $875,000.

The employment agreements for Messrs. Richards and Bordon and Ms. Rao provide that if we terminate their employment without “cause” (as defined in their respective employment agreements), or they terminate their respective employment with us for good reason (as defined in their respective employment agreements to include, among other things, a material diminution in his authority, duties or responsibilities), such executive is entitled to receive severance payments equal to the sum of (a) 100% of his or her base salary, plus (b) 100% of his or her annual bonus for the prior calendar year (if any) if he or she was employed by us for the entire calendar year immediately prior to the calendar year of the termination, or, if he or she was not employed by us for the entire calendar year immediately prior to the calendar year of the termination, his or her target bonus as in effect immediately prior to the termination.

Under Mr. Winneg’s employment agreement, if we terminate Mr. Winneg’s employment without “cause” (as defined in Mr. Winneg’s employment agreement), or Mr. Winneg terminates his employment with us for good reason (as defined in Mr. Winneg’s employment agreement to include, among other things, a material diminution in his authority, duties or responsibilities), Mr. Winneg is entitled to receive severance payments equal to the sum of (a) 150% of his base salary, plus (b) 150% of his annual bonus for the prior calendar year (if any) if he was employed by us for the entire calendar year immediately prior to the calendar year of the termination, or, if he was not employed by us for the entire calendar year immediately prior to the calendar year of the termination, his target bonus as in effect immediately prior to the termination.

Under our employment agreements with our named executive officers, if we terminate the executive’s employment without “cause,” we have agreed to either provide benefits or reimburse the executive for a portion of COBRA payments to maintain medical insurance, for a specified amount of time between 12 and 18 months following termination as set forth above in “Executive Compensation—Employment Agreements—Certain Material Terms of Employment Agreements with Named Executive Officers.”

Change in Control

The employment agreements with Messrs. Perik, Richards, Winneg and Bordon and Ms. Rao provide that, if there is a “change in control,” the unvested portion of any stock options, restricted stock or similar equity awards held by each of Messrs. Perik, Richards, Winneg and Bordon and Ms. Rao on the date of the change in control shall vest in full and become immediately exercisable, and all restrictions shall lapse on any restricted stock or similar awards held by each of Messrs. Perik, Richards, Winneg and Bordon and Ms. Rao at such time which were not otherwise vested as of the date of the change in control.

“Change in control” is defined as (a) an acquisition of more than 50% of either (i) the then-outstanding shares of our Common Stock or (ii) the combined voting power of our then-outstanding securities entitled to vote generally in the election of directors; or (b) such time as the majority of the members of our board of directors are replaced during any 12-month period by directors whose appointment or election are not approved by a majority of the members of the board of directors prior to the date of the appointment or election; or (c) a merger or consolidation of our company, unless following the transaction, our former stockholders continue to hold more than 50% of the then-outstanding voting stock of the surviving entity in substantially the same proportions as their ownership, immediately prior to such merger or consolidation; or (d) approval by our stockholders for the complete liquidation or dissolution of our company. The following shall not constitute a change in control: (a) any acquisition of more than 50% of our outstanding stock directly from our company; (b) any acquisition of more than 50% of the our outstanding stock by our company; (c) any acquisition of more than 50% of the our outstanding stock by any employee benefit plan (or related trust) sponsored or maintained by our company or any other corporation controlled by our company; or (d) any acquisition by some person or entity that already owned more than 50% of our outstanding stock.

The employment agreements with Messrs. Perik, Richards, Winneg and Bordon also provide that we will gross-up each executive for any excise tax, interest or penalties incurred under Internal Revenue Code Section 4999 in connection with any payments or benefits paid or distributed to the executive.

We are not obligated to make any severance payments to the named executive officers upon a change in control of our company, except upon termination of their employment in accordance with the provisions described above under “Termination Without Cause or for Good Reason.”

The following table sets forth the estimated potential severance payments, and the estimated benefits of the acceleration of the vesting of stock options, that would be provided under each of our named executive officer’s current employment agreements and arrangements, assuming each termination circumstance set forth below occurred on December 31, 2008.

Termination and Change in Control Payments

Named Executive Officer	Severance Payment		Estimated Value of Benefits (1)	Estimated Value of Gross-up Payment		Estimated Benefit of Acceleration of Vesting of Stock Options (2)
John S. Katzman (3)
Termination without Cause or for Good Reason	$695,565	(4)	$18,807	N/A		N/A
Non-renewal of employment agreement	$695,565	(4)	$18,807	N/A		N/A
Termination due to disability	$231,855	(4)	N/A	N/A		N/A
Change in control	N/A		N/A	N/A		N/A

Michael J. Perik
Termination without Cause or for Good Reason	$1,375,000	(5)	$9,529	N/A		N/A
Non-renewal of employment agreement	N/A		N/A	N/A		N/A
Termination due to disability	$875,000	(5)	N/A	N/A		N/A
Change in control	$1,000,000	(5)(6)	N/A	$1,041,812	(7)	$280,500

Stephen C. Richards
Termination without Cause or for Good Reason	$450,000	(5)	$9,529	N/A		N/A
Non-renewal of employment agreement	N/A		N/A	N/A		N/A
Termination due to disability	N/A		N/A	N/A		N/A
Change in control	N/A		N/A	—		—

Neal S. Winneg
Termination without Cause or for Good Reason	$675,000	(5)	$14,293	N/A		N/A
Non-renewal of employment agreement	N/A		N/A	N/A		N/A
Termination due to disability	N/A		N/A	N/A		N/A
Change in control	N/A		N/A	—		—

John F. Marshall
Termination without Cause or for Good Reason	$472,500	(8)	$9,529	N/A		N/A
Non-renewal of employment agreement	N/A		N/A	N/A		N/A
Termination due to disability	N/A		N/A	N/A		N/A
Change in control	N/A		N/A	—		—

Anthony J, Bordon
Termination without Cause or for Good Reason	$375,000	(5)	$9,529	N/A		N/A
Non-renewal of employment agreement	N/A		N/A	N/A		N/A
Termination due to disability	N/A		N/A	N/A		N/A
Change in control	N/A		N/A	—		—

Susan T. Rao
Termination without Cause or for Good Reason	$450,000	(5)	$3,623	N/A		N/A
Non-renewal of employment agreement	N/A		N/A	N/A		N/A
Termination due to disability	N/A		N/A	N/A		N/A
Change in control	N/A		N/A	N/A		—

(1)	Consists of medical insurance payments estimated using the rate in effect on December 31, 2008.
(2)	The estimated amount of benefit was calculated by multiplying the number of options that would accelerate vesting upon a change in control by the difference between the closing price of our Common Stock on December 31, 2008, which was $4.93, and the exercise price of the option.
(3)	Mr. Katzman resigned as our Chief Executive Officer effective July 22, 2007, but remained an executive of the company as Executive Chairman. He resigned as Executive Chairman effective September 5, 2008.
(4)	Severance payments would be paid out over the duration of the severance period.
(5)	Paid in a lump-sum payment.
(6)	As described above, Mr. Perik is entitled to receive severance payments equal to $1,000,000 if such termination occurs within 12 months after a change in control.
(7)

As described above, Mr. Perik received nominal compensation of $1 from the Company in calendar year 2007, and pursuant to Mr. Perik’s employment agreement, the Company has agreed to gross-up Mr. Perik for any excise taxes incurred under Code Section 4999 with respect to payments or benefits paid or distributed to Mr. Perik in connection with a change in control. In connection with a termination of Mr. Perik’s employment without cause on December 31, 2008 following a change in control of the Company, under Section 4999 of the Code, Mr. Perik would incur potential excise tax liability with respect to payments and benefits in excess of three times Mr. Perik’s nominal compensation for 2007. For purposes of calculating this tax gross-up amount as of December 31, 2008, it was assumed that Mr. Perik pays federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the gross up payment is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Mr. Perik’s residence on the date of Mr. Perik’s termination of employment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(8)	Mr. Marshall resigned as our President, Test Preparation Services, effective January 16, 2009 and received $472,500 of severance pay and is entitled to receive reimbursement of a portion of COBRA expenses for up to 12 months.

Fiscal 2008 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)(3)		Total ($)
Jeffrey R. Crisan	(4)	—	—		—
Robert E. Evanson	27,500	44,904	4,342	(5)	76,746
John S. Katzman	(6)	—	—		—
Richard Katzman	15,000	44,904	6,691	(7)	66,595
Michael A. Krupka	(8)	—	—		—
David Lowenstein	24,000	44,904	—		68,904
Michael J. Perik	(9)	—	—		—
Richard Sarnoff (10)	15,000	44,904	6,691	(11)	66,595
Clyde W. Williams, Jr. (10)	17,500	44,904	—		62,404

(1)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of the 5,000 shares of restricted stock granted on June 30, 2008, with a grant date fair value of $33,800 and the 5,000 shares of restricted stock granted on June 29, 2007, with a grant date fair market value of $23,900, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures relating to service-based vesting conditions. See Notes 1 and 12 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008 regarding the assumptions underlying the valuation of these equity awards. See the “Grants of Plan-Based Awards in Fiscal 2008” table for information on awards made in 2008.
(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of stock options granted in 2008 as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures relating to service-based vesting conditions. See Notes 1 and 12 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008 regarding the assumptions underlying the valuation of these option grants.
(3)	During 2008 there were no options issued to non-employee directors.
(4)	Mr. Crisan did not receive any compensation for his services as a director.
(5)	At December 31, 2008, Mr. Robert Evanson held options to purchase 15,000 shares of our Common Stock.
(6)	Mr. John Katzman did not receive any compensation for his services as a director. In September 2008 Mr. Katzman resigned as Executive Chairman but continued to serve on the Board of Directors as a Director until his resignation from the Board of Directors in November 2008.
(7)	At December 31, 2008, Mr. Richard Katzman held options to purchase 64,800 shares of our Common Stock.
(8)	Mr. Krupka did not receive any compensation for his services as a director.
(9)	Mr. Perik did not receive any compensation for his services as a director.
(10)	In April 2009, Mr. Sarnoff and Mr. Williams resigned from the Board of Directors.
(11)	At December 31, 2008, Mr. Sarnoff held options to purchase 41,920 shares of our Common Stock.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information about shares of our stock outstanding and available for issuance under our Stock Incentive Plan as of March 31, 2008. The table details the number of securities to be issued upon exercise of outstanding options under the Plan, the weighted average exercise price of outstanding options and the number of securities remaining available for future issuance under our Stock Incentive Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans*
Stock Incentive Plan	6,210,946	$6.24	1,331,964

*	The number of securities remaining available for future issuance under our equity compensation plan is subject to annual increases as described in the Stock Incentive Plan.

OWNERSHIP OF SECURITIES

The following table shows, as of March 31, 2009, information with respect to the beneficial ownership of shares of our Common Stock by each of our current directors or nominees, each of our named executive officers, each person known by us to beneficially own more than 5% of our Common Stock, and all of our directors and executive officers as a group. Beneficial ownership is determined under the rules of the SEC and includes voting or investment power with respect to the securities. Unless indicated otherwise below, the address for each listed director and officer is The Princeton Review, Inc., 111 Speen Street, Suite 550, Framingham, Massachusetts 01701. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The number of shares of Common Stock outstanding used in calculating the percentage for each listed person includes the shares of Common Stock underlying convertible securities held by that person that are exercisable within 60 days following March 31, 2009, but excludes shares of Common Stock underlying convertible securities held by any other person. Percentage of beneficial ownership is based on 33,718,800 shares of Common Stock outstanding as of March 31, 2009.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned (%)
John S. Katzman (1)	8,022,185	23.79
Bain Capital Venture Fund 2007, L.P. (2) 111 Huntingdon Avenue Boston, MA 02199	6,600,000	16.37
Jeffrey R. Crisan (2)	6,600,000	16.37
Michael A. Krupka (2)	6,600,000	16.37
Prides Capital Partners, LLC (3) 200 High Street, Suite 700 Boston, MA 02110	4,341,606	11.72
Alta Colleges, Inc. (4) 2000 South Colorado Boulevard Suite Tower Two-800 Denver, CO 80222	4,225,000	12.53
FMR LLC (5) 82 Devonshire Street Boston, MA 02109	2,044,948	6.06
Michael J. Perik (6)	993,398	2.88
Stephen C. Richards (7)	328,125	*
Anthony J. Bordon (8)	109,376	*
Richard Katzman (9)	83,044	*
Neal S. Winneg (10)	67,625	*
Susan T. Rao (11)	65,625	*
Richard Sarnoff (12)	50,046	*
Robert E. Evanson (13)	34,063	*
David Lowenstein	10,000	*
Clyde W. Williams, Jr. (14)	10,000	*
John T. Marshall (15)	0	*
Linda Whitlock (16)	0	*
All executive officers, directors and nominees as a group (13 persons) (17)	8,351,302	20.00

*	Less than one percent
(1)

Includes 102,160 shares held by Mr. Katzman’s wife. Mr. Katzman disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest. Also includes 658,848 shares held by Katzman Business Holdings, L.P., 717 shares held by Katzman Management, Inc. and 1,500,000 shares held by JSK Business Holdings, LP. JSK Management LLC, of which Mr. Katzman is the sole member, is the general partner of JSK Business Holdings, LP. The sole limited partner of JSK Business Holdings, LP is a grantor retained annuity trust established by Mr. Katzman with his family members as beneficiaries. Mr. Katzman’s wife is the sole stockholder of Katzman Management, Inc. (“Management”). Katzman Management, Inc. is the general partner of Katzman Business Holdings, L.P. The sole limited partner of Katzman Business Holdings, L.P. is a grantor retained annuity trust established by Mr. Katzman with his family members as beneficiaries. Mr. Katzman disclaims ownership of shares not held in his name except to the extent of his pecuniary interest therein. In September 2008 Mr. Katzman resigned as Executive Chairman but continued to serve on the Board of Directors as a Director until his resignation from the Board of Directors in November 2008. Includes 710,000 shares that we were informed on February 26, 2009 were pledged by Mr. Katzman to Stifel Bank & Trust as security for a recourse loan.

(2)	Based on Schedule 13D filed August 2, 2007 on behalf of Bain Capital Ventures Fund 2007, L.P., a Delaware limited partnership (“Fund 2007”), BCIP Venture Associates, a Delaware partnership (“BCIP”), BCIP Venture Associates-B, a Delaware partnership (“BCIP-B”) and Michael A. Krupka. Includes 34,615 shares of Series C Convertible Preferred Stock held by Fund 2007, 4,893 shares of Series C Convertible Preferred Stock held by BCIP and 92 shares of Series C Convertible Preferred Stock held by BCIP-B, convertible into, respectively, 5,769,167, 815,000 and 15,333 shares of Common Stock as of July 23, 2007. Bain Capital Venture Partners 2007, L.P., a Delaware limited partnership (“BCVP 2007”), is the general partner of the Fund 2007. Bain Capital Venture Investors, LLC, a Delaware limited liability company (“BCVI”), is the general partner of BCVP 2007. Bain Capital Investors, LLC, a Delaware limited partnership (“BCILLC”), is the sole managing partner of each of BCIP and BCIP-B. BCVI is attorney-in-fact for BCILLC. One of the members of our Board of Directors, Michael A. Krupka, is the sole managing member of BCVI. Another of the members of our Board of Directors, Jeffrey R. Crisan, is the general partner of BCIP. Each of Messrs. Krupka and Crisan disclaims any beneficial ownership except to the extent of his pecuniary interest therein.
(3)	Based on Schedule 13D/A filed July 24, 2007 on behalf of Prides Capital Partners, LLC, a Delaware limited liability company, Kevin A. Richardson, II, Henry J. Lawlor, Jr., Murray A. Indick, Charles E. McCarthy and Christian Puscasiu. Includes 20,000 shares of Series C Convertible Preferred Stock, convertible as of July 24, 2007 into 3,333,333 shares of Common Stock.
(4)	Based on Schedule 13G filed March 14, 2008.
(5)	Based on Schedule 13G filed February 17, 2009. on behalf of FMR LLC. Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,044,948 shares of Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 2,044,948 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.
(6)	Includes 100,600 shares held by US Skills, LLC, of which Mr. Perik is the majority owner, and 8,400 shares held as custodian for his children. Mr. Perik disclaims any beneficial ownership of these shares except to the extent of his pecuniary interest therein. Also includes 743,750 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2009.
(7)	Includes 328,125 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2009.
(8)	Includes 109,376 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2009.
(9)	Includes 65,426 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2009.

(10)	Includes 2,000 shares held in trust for Mr. Winneg’s children. Mr. Winneg disclaims any beneficial ownership of these shares except to the extent of his pecuniary interest therein. Also includes 65,625 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2009.
(11)	Includes 65,625 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2009.
(12)	Includes 40,046 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2009. In April 2009, Mr. Sarnoff resigned from the Board of Directors.
(13)	Includes 14,063 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2009.
(14)	In April 2009, Mr. Williams resigned from the Board of Directors.
(15)	Mr. Marshall resigned as our President, Test Preparation Services, effective January 16, 2009.
(16)	Ms. Whitlock joined the Board of Directors in April 2009.
(17)	Includes 1,432,036 shares of Common Stock issuable upon exercise of options exercisable within 60 days of March 31, 2009. Does not include holdings of John Katzman or John Marshall, since neither was an executive officer or director as of March 31, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee is charged with the responsibility of reviewing and pre-approving all related party transactions, and reassessing any related party transaction for potential conflicts of interests on an ongoing basis. This responsibility is set forth in our Audit Committee Charter.

TRANSACTIONS WITH RANDOM HOUSE, INC.

During 2008, we derived a total of approximately $4.0 million in revenue from royalties and other fees from Random House, Inc. under a number of publication agreements. Random House, through Bertelsmann Digital Media Investments, Inc., an affiliate, beneficially owned approximately 4.49% of our Common Stock, as of March 31, 2009. For the year ended December 31, 2008, we paid approximately $1.2 million for web hosting services. Richard Sarnoff, Executive Vice President of Random House, served on our Board of Directors until April 2009.

We believe that our transactions with Random House were in our best interests and were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

TRANSACTIONS WITH US SKILLS, LLC

During 2006, 2007 and 2008, our company entered into agreements with Achievement Technologies, Inc. (“ATI”) and its successor corporation, US Skills, LLC (“US Skills”), under which ATI contracted to pay $584,000 to the company in 2006 and US Skills contracts to pay $500,000 and $480,000 to the company in 2007 and 2008, respectively, for the use of certain licenses of the company’s technology. Michael J. Perik, our Chief Executive Officer and President and a director of our company since July 2007, has a controlling interest in both ATI and US Skills. Mr. Perik maintains an interest in the transactions because of his majority interests in ATI and US Skills.

In 2008, the company entered into an additional agreement with US Skills to license to US Skills the company’s K-12 assessment platform and to develop certain software to integrate the company’s K-12 assessment platform with a third party’s application, all in connection with specified sublicenses by US Skills of such applications. Under the agreement, US Skills is obligated to pay the company a development fee of $440,000 and license fees of $675,00 through December 31, 2009. Additionally, the company assumed responsibility for certain project management and administrative functions on behalf of US Skills for which the company is reimbursed by US Skills. The agreement also provides for an equal sharing of all net revenues from the sublicensing by US Skills of the company’s K-12 assessment platform and the third party’s applications, after certain payments by US Skills to each of the company and the third party.

TRANSACTIONS WITH BAIN CAPITAL LLC

During 2008, our company entered into agreements with Bain Capital LLC (“Bain”), an affiliate of Michael Krupka and Jeffrey Crisan, two of our directors, to provide live and online GMAT instruction and business school tutoring services to a limited number of Bain employees. For the year ended December 31, 2008, the company recognized revenue of approximately $20,000 from these agreements.

CHANGE IN ACCOUNTANTS

On May 21, 2007, our Audit Committee dismissed Ernst & Young LLP (“Ernst & Young”) as the company’s independent registered public accounting firm effective immediately.

In connection with the audits of the company’s consolidated financial statements for each of the two fiscal years ended December 31, 2006, and in the subsequent interim period through May 21, 2007, there were no disagreements between us and Ernst & Young on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure that, if not resolved to Ernst & Young’s satisfaction, would have caused it to make reference to the matter in conjunction with its reports on our consolidated financial statements for the relevant year; and there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K, promulgated by the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended, except for the following: (i) material weaknesses in internal controls over financial reporting related to the financial statement close process, the collectability of aged accounts receivable balances, revenue recognition for unusual or complex transactions and accounting for certain embedded derivatives contained within the company’s Series B-1 Convertible Preferred Stock, as disclosed in Item 9A of the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and (ii) a material weakness in internal controls over financial reporting related to the accounting for certain embedded derivatives contained within the company’s Series B-1 Convertible Preferred Stock, as disclosed in Item 9A of the company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2005.

Ernst & Young’s audit reports on our consolidated financial statements for each of the past two fiscal years did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles except as follows: (i) the audit report for the year ended December 31, 2006 contained the following language: “As discussed in Note 1 to the consolidated financial statements, effective January 1, 2006, The Princeton Review, Inc. adopted Statement of Financial Accounting Standards No. 123 (R), “Share-Based Payment” using the modified-prospective transition method.” and (ii) the audit report for the year ended December 31, 2005 contained the following language: “As discussed in Note 2, the company has restated its consolidated balance sheets as of December 31, 2005 and 2004 and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2005.”

The company provided Ernst & Young with a copy of the above disclosures and requested that Ernst & Young furnish the company with a letter addressed to the Securities and Exchange Commission stating whether or not Ernst & Young agrees with the above statements. A copy of Ernst & Young’s letter dated May 24, 2007 is attached as Exhibit 16.1 to our Form 8-K filed May 25, 2007.

In accordance with the Audit Committee Charter, on May 22, 2007 the Audit Committee appointed Grant Thornton LLP (“Grant Thornton”) as the company’s independent registered public accounting firm for the year ending December 31, 2007. During our two fiscal years ended December 31, 2006, and through May 22, 2007, neither the company nor anyone acting on its behalf consulted with Grant Thornton LLP on any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

On April 10, 2008, our Audit Committee dismissed Grant Thornton as the company’s independent registered public accounting firm. Grant Thornton was notified of its dismissal on April 10, 2008.

Grant Thornton’s report on the company’s financial statements for the fiscal year ended December 31, 2007 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that Grant Thornton’s report on the company’s internal controls over financial reporting as of December 31, 2007 contained an adverse opinion on the effectiveness of the company’s internal controls over financial reporting because of material weaknesses.

During the year ended December 31, 2007 and through April 10, 2008, including the interim period ended March 31, 2008, there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Grant Thornton’s satisfaction, would have caused them to make reference to the subject matter in connection with their reports.

Under Item 304(a)(1)(v)(A) of Regulation S-K, Grant Thornton has advised the company of material weaknesses in the company’s internal controls over financial reporting identified by management and reported on the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The Audit Committee has discussed these material weaknesses with Grant Thornton and the company has authorized Grant Thornton to respond fully to the inquiries of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) concerning these material weaknesses. No other reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K, occurred during the company’s fiscal year ended December 31, 2007 and through April 10, 2008, including the interim period ended March 31, 2008.

The company provided Grant Thornton with a copy of the above disclosures, and requested that Grant Thornton furnish the company with a letter addressed to the SEC stating whether or not it agrees with the statements made above. A copy of such letter from Grant Thornton, dated April 11, 2008, is attached as Exhibit 16.1 to our Form 8-K filed April 15, 2008.

On April 10, 2008, the Audit Committee appointed PricewaterhouseCoopers to serve as the company’s independent registered public accounting firm for the fiscal year ended December 31, 2008. PricewaterhouseCoopers accepted the appointment on April 11, 2008. During the years ended December 31, 2006 and 2007 and through April 11, 2008, including the interim period ended March 31, 2008, neither the company nor anyone on its behalf has consulted with PricewaterhouseCoopers with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the company’s financial statements, or any matter that was either the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to that Item) or a reportable event (as that term is defined in Item 304(a)(1)(v) of Regulation S-K). It is expected that a representative of PricewaterhouseCoopers will be present at the Annual Meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

FEES PAID TO GRANT THORNTON LLP

The following table sets forth the fees that we paid or accrued for the audit and other services provided by Grant Thornton in fiscal year 2007:

2007
Audit Fees	$2,127,112
Audit Related Fees	$84,000
Tax Fees	—
All Other Fees	—

Total	$2,211,112

FEES PAID TO PRICEWATERHOUSE COOPERS LLP

The following table sets forth the fees that we paid or accrued for the audit and other services provided by PricewaterhouseCoopers in fiscal year 2008:

2008
Audit Fees	$1,842,000
Audit Related Fees	$590,422
Tax Fees	$187,519
All Other Fees	$440,793

Total	$3,060,734

Audit Fees

This category includes the audit of our annual financial statements, audit of our internal control over financial reporting, reviews of financial statements included in our Quarterly Reports on Form 10-Q, accounting consultations related to the audits or interim reviews and assistance with comment letters and other documents filed with the SEC.

Audit-Related Fees

This category consists of other assurance and related services provided by Grant Thornton or PricewaterhouseCoopers that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include a special purpose audit.

Tax Fees

This category consists of professional services provided by PricewaterhouseCoopers for tax compliance, tax advice and tax planning. The services for the fees disclosed under this category include federal, state, local and international tax compliance services and tax planning.

All Other Fees

This category consists of other routine professional services provided by PricewaterhouseCoopers that our Audit Committee does not believe would impair the independence of PricewaterhouseCoopers and are not prohibited by SEC rules. The services for the fees disclosed under this category consisted of technical forensic work related to a data security incident.

Pre-Approval Policies and Procedures

We have a formal policy that requires that all services to be provided by PricewaterhouseCoopers, including audit services, audit-related services, tax services and other permitted services, must be pre-approved by our Audit Committee. As permitted by SEC rules, the policy permits the Audit Committee to delegate its pre-approval authority to the Chairperson of the Audit Committee. The Chairperson must report, for informational purposes only, any pre-approval decisions to the full Audit Committee at its next scheduled meeting or by email. Proposed services that have not been pre-approved pursuant to the Pre-Approval Policy must be specifically pre-approved by the Audit Committee before they may be provided by PricewaterhouseCoopers. Any pre-approved services exceeding the pre-approved monetary limits require separate approval by the Audit Committee.All audit fees, audit-related fees and all other fees of our principal accounting firm for 2008 were pre-approved by the Audit Committee.

SOLICITATION OF PROXIES

The cost of solicitation of proxies in the form enclosed herewith will be paid by The Princeton Review. In addition to the solicitation of proxies by mail, our directors, officers and employees may also solicit proxies personally or by telephone without additional compensation for such activities. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses.

STOCKHOLDER PROPOSALS

For stockholder proposals to be included in our proxy materials relating to our Annual Meeting of Stockholders to be held in 2010 (the “2010 Annual Meeting”), all applicable requirements of Rule 14a-8 promulgated under the Exchange Act (“Rule 14a-8”) must be satisfied and such proposals must be received by us at our principal executive offices no later than January 15, 2010.

Stockholders who do not wish to submit a proposal for inclusion in our proxy materials relating to our 2010 Annual Meeting in accordance with Rule 14a-8 may submit a proposal for consideration at the 2009 Annual Meeting in accordance with our bylaws. Such stockholders must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the Annual Meeting. Accordingly, for our 2010 Annual Meeting, proposals must be received at our principal executive offices not earlier than Thursday, March 25, 2010 and not later than Saturday, April 24, 2010. However, in the event that the 2010 Annual Meeting is called for a date that is not within 30 days before or after the anniversary date of the Annual Meeting, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the date on which notice of the date of the 2010 Annual Meeting is mailed to stockholders or made public, whichever first occurs. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders.

All notices of proposals by stockholders, whether or not to be included in our proxy materials, should be mailed to: The Princeton Review, Inc., 111 Speen Street, Suite 550, Framingham, Massachusetts 01701, Attn: Neal S. Winneg, Secretary.

OTHER MATTERS

The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

111 SPEEN STREET, SUITE 550 FRAMINGHAM, MASSACHUSETTS 01701
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Princeton Review, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	TPRRV 1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE PRINCETON REVIEW, INC.

Vote On Directors

PROPOSAL Election of Directors
Nominees: 01) Richard Katzman
02) David Lowenstein

Our Board of Directors unanimously recommends a vote FOR each of the nominees named above.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 28, 2009.

(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

THE PRINCETON REVIEW, INC.

This Proxy is Solicited on Behalf of The Board Of Directors

The undersigned stockholder of The Princeton Review, Inc. (the “Company”), hereby appoints Michael J. Perik, Stephen C. Richards and Neal S. Winneg and each of them, with power of substitution to each, true and lawful Proxies of the undersigned and hereby authorizes them to represent and vote, as specified herein, all shares of capital stock of the Company held of record by the undersigned as of the close of business on April 28, 2009 at the Annual Meeting of Stockholders of the Company to be held on Tuesday, June 23, 2009 at 10:00 a.m., local time, at the offices of Goodwin Procter LLP, located at 53 State Street, 28th Floor, Boston, Massachusetts 02109 (the “Annual Meeting”), and any adjournments or postponements thereof.

The shares represented by this proxy will be voted in the manner directed. If no direction is given, the shares will be voted FOR the two nominees of the Board of Directors listed in the Proposal. In their discretion, the Proxies are each authorized to vote upon such other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof.

PLEASE SIGN, DATE AND RETURN IMMEDIATELY

(see reverse side)

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